Exhibit 99.1

FOR IMMEDIATE RELEASE

Cempra Reports Second Quarter 2015 Financial Results and Provides Corporate Update

Management to host webcast and conference call today at 4:30 p.m. EDT

CHAPEL HILL, N.C. – July 29, 2015 – Cempra, Inc. (Nasdaq: CEMP), a clinical-stage pharmaceutical company focused on developing antibiotics to meet critical medical needs in the treatment of bacterial infectious diseases, today reported financial results for the quarter ended June 30, 2015 and provided an update on recent corporate developments. The company will host a webcast and conference call today at 4:30 p.m. EDT.

Second Quarter 2015 and Recent Corporate Highlights

•	In April 2015, abstracts and select data from clinical and scientific studies of solithromycin were presented by investigators at the European Congress of Clinical Microbiology (ECCMID) in Copenhagen, Denmark. Two additional studies were presented on Cempra’s other principal development compound, Taksta™ (fusidic acid). Cempra also made a presentation on solithromycin at the 2015 Pediatric Academic Societies (PAS) Annual Meeting in San Diego. This pediatric study was funded by the Biomedical Advanced Research Development Authority (BARDA).

•	In May 2015, investigators presented results from the Phase 3 oral solithromycin clinical trial conducted in patients with community acquired bacterial pneumonia (CABP) at the American Thoracic Society meeting in Denver. Oral solithromycin demonstrated statistical non-inferiority to oral moxifloxacin for the treatment of CABP and the solithromycin early clinical response (ECR) and short term follow-up (SFU) rates were numerically higher than moxifloxacin in the elderly, the patients at greatest risk for CABP. Solithromycin was shown to be non-inferior to moxifloxacin on every pre-specified outcome measure in the study and was well tolerated.

•	In July 2015, Cempra reported completion of patient enrollment in its Phase 3 solithromycin IV clinical trial. The study, Solitaire-IV, is a randomized, double-blind, active-controlled, multi-center global study that enrolled 863 patients of which 25% were classified as PORT Class II, 50% PORT Class III and at least 25% PORT Class IV CABP patients. Patients received intravenous (IV) administration of either 400 mg of solithromycin or 400 mg of moxifloxacin. The primary efficacy objective is non-inferiority of early clinical response at 72 hours in the intent-to-treat (ITT) population.

“Cempra’s positive momentum continued in the second quarter and thereafter with the completion of patient enrollment in the Solitaire IV Phase 3 clinical trial in CABP representing a significant milestone for the company,” said Prabhavathi Fernandes, Ph.D., president and chief executive officer of Cempra. “We anticipate announcing top line results from this important study by the end of 2015. In addition, we look forward to initiating our planned Phase 2 studies investigating the potential use of solithromycin in chronic obstructive pulmonary disease (COPD) and in nonalcoholic steatohepatitis (NASH), which we expect to begin soon. Subject to positive results from our Solitaire IV trial, we believe we remain on track for an NDA filing for solithromycin in 2016 and our pre-commercialization readiness activities are continuing.”

Upcoming Expected Clinical Development Milestones

Solithromycin

•	Solitaire-IV: Announcement of top line results during 2H 2015.

•	Solitaire-U: Patient enrollment for Phase 3 expected to complete by the end of 2015.

•	Solithromycin pediatric: Patient enrollment for Phase 1b continues.

•	2H 2015: Initiate a Phase 2 trial in chronic obstructive pulmonary disease (COPD).

•	2H 2015: Initiate a Phase 2 trial in nonalcoholic steatohepatitis (NASH).

Taksta

•	2H 2015: Continue discussion with the U.S. Food and Drug Administration (FDA) to finalize protocols for the Phase 3 development of Taksta in refractory bone and joint infections and in acute bacterial skin and skin structure infections. Cempra expects to initiate a Phase 3 trial by the end of 2015.

Financial Results for the Three and Six Months Ended June 30, 2015

For the quarter ended June 30, 2015, Cempra reported a net loss of $25.0 million, or $0.57 per share, compared to a net loss of $16.4 million, or $0.49 per share, for the same period in 2014. Research and development expense in the second quarter was $23.7 million, an increase of 56% compared to the same quarter in 2014. The higher R&D expense was primarily due to greater activity related to the Solitaire-IV trial that exceeded a decrease in activity for the Solitaire-Oral trial which was winding down, and the order of active pharmaceutical ingredient (API) necessary to support the launch of solithromycin as we begin our commercial readiness activities. General and administrative expense was $5.7 million, a 119% increase compared to the quarter ended June 30, 2014, driven primarily by early pre-commercialization costs and increased headcount as the company begins to plan for commercialization.

For the six months ended June 30, 2015, Cempra reported a net loss of $42.4 million, or $0.98 per share, compared to a net loss of $33.4 million, or $1.01 per share, for the six months ended June 30, 2014. Research and development expense was $49.8 million, an increase of 58% compared to the six months ended June 30, 2014. The increase was primarily due to greater activity related to the Solitaire-IV trial that exceeded a decrease in activity for the Solitaire-Oral trial which was winding down, and the order of API necessary to support the launch of solithromycin as we begin our commercial readiness activities. General and administrative expense was $10.4 million, a 79% increase compared to the six months ended June 30, 2014, driven primarily by early pre-commercialization costs and increased headcount as the company begins to plan for commercialization.

As of June 30, 2015, Cempra had cash and equivalents of $202.4 million and 43.8 million shares outstanding.

Conference Call and Webcast

Cempra management will host a webcast and conference call regarding this announcement at 4:30 p.m. EDT today. The live call may be accessed by dialing (877) 377-7553 for domestic callers and (253) 237-1151 for international callers. A live webcast of the call will be available from the investor relations sections of the company website at www.cempra.com, and will be archived there for 30 days. A telephone replay of the call will be available by dialing (855) 859-2056 for domestic callers, or (404) 537-3406 for international callers, and entering the conference number: 85548381.

About Cempra, Inc.

Cempra, Inc. is a clinical-stage pharmaceutical company focused on developing antibiotics to meet critical medical needs in the treatment of bacterial infectious diseases. Cempra’s two lead product candidates are currently in advanced clinical development. Solithromycin (CEM-101) is in Phase 3 clinical development for community acquired bacterial pneumonia (CABP) and is licensed to strategic commercial partner Toyama Chemical Co., Ltd., a subsidiary of FUJIFILM Holdings Corporation, for certain exclusive rights in Japan. Solithromycin has also entered a Phase 3 clinical trial for uncomplicated bacterial urethritis caused by Neisseria gonorrhoeae and chlamydia. Taksta™ (CEM-102) is Cempra’s second product candidate, which is being developed for chronic oral treatment of refractory infections in bones and joints. Both products seek to address the need for new treatments targeting drug-resistant bacterial infections in the hospital and in the community. The company has also synthesized novel macrolides for non-antibiotic uses such as the treatment of chronic inflammatory diseases, endocrine diseases and gastric motility disorders. Cempra was founded in 2006 and is headquartered in Chapel Hill, N.C. For additional information about Cempra please visit www.cempra.com.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: the costs, sources of funds, timing, regulatory review and results of our studies and clinical trials and those of our strategic commercial partners; our need to obtain additional funding and our ability to obtain future funding on acceptable terms; our anticipated capital expenditures and our estimates regarding our capital requirements; our ability to commercialize and launch, whether on our own or with a strategic partner, any product candidate that receives regulatory approval; our and our strategic commercial partners’ ability to obtain FDA and foreign regulatory approval of our product candidates; the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties; the unpredictability of the size of the markets for, and market acceptance of, any of our products, including solithromycin and Taksta; our ability to produce and sell any approved products and the price we are able to realize for those products; our ability to retain and hire necessary employees and to staff our operations appropriately; our ability to compete in our industry; our dependence on the success of solithromycin and Taksta; innovation by our competitors; and our ability to stay abreast of and comply with new or modified laws and regulations that currently apply or become applicable to our business. The reader is referred to the documents that we file from time to time with the Securities and Exchange Commission.

CEMPRA, INC.

SELECTED FINANCIAL INFORMATION

Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2015	December 31, 2014
Assets
Current assets

Cash and equivalents	202,408	99,113

Receivables	3,694	2,350

Prepaid expenses	1,792	3,388

Total current assets	207,894	104,851

Furniture, fixtures and equipment, net	119	113

Deposits	58	346

Total assets	208,071	105,310
Liabilities
Current liabilities

Accounts payable	13,754	11,894

Accrued expenses	777	1,002

Accrued payroll and benefits	1,230	1,596

Current portion of long-term debt	6,037	3,594

Total current liabilities	21,798	18,086

Deferred revenue	11,326	11,326

Long-term debt	12,362	14,878

Total liabilities	45,486	44,290

Commitments and Contingencies

Shareholders’ Equity (Deficit)
Common stock	44	37

Additional paid-in capital	432,836	288,893

Deficit accumulated during the development stage	(270,295)	(227,910)

Total shareholders’ equity	162,585	61,020

Total liabilities and shareholders’ equity	208,071	105,310

Condensed Consolidated Statement of Operations

(unaudited; in thousands, except loss per share data)

	Three Months Ended June 30,
	2015	2014

Revenues	5,054	1,897

Operating Expenses

R&D	23,675	15,198

G&A	5,732	2,605

Total Operating Expenses	29,407	17,803

Loss from operations	(24,353)	(15,906)

Other income (expense), net	(616)	(472)

Net loss and comprehensive loss	(24,969)	(16,378)

Net loss attributable to common shareholders	(24,969)	(16,378)

Basic and diluted net loss per share	(0.57)	(0.49)

Basic and diluted weighted average shares	43,686	33,217

Condensed Consolidated Statement of Operations

(unaudited; in thousands, except loss per share data)

	Six Months Ended June 30,
	2015	2014

Revenues	19,017	4,980

Operating Expenses

R&D	49,793	31,582

G&A	10,382	5,795

Total Operating Expenses	60,175	37,377

Loss from operations	(41,158)	(32,397)

Other income (expense), net	(1,228)	(1,002)

Net loss and comprehensive loss	(42,386)	(33,399)

Net loss attributable to common shareholders	(42,386)	(33,399)

Basic and diluted net loss per share	(0.98)	(1.01)

Basic and diluted weighted average shares	43,181	33,209

Contacts:

Investor Contact:

Robert H. Uhl

Westwicke Partners, LLC

(858) 356-5932

robert.uhl@westwicke.com

Media Contacts:

Russo Partners, LLC

Robert E. Flamm, Ph.D.

(212) 845-4226

robert.flamm@russopartnersllc.com

Lena Evans

(212) 845-4262

lena.evans@russopartnersllc.com

###